EXHIBIT 10.28

Amendment 2018-1

to the

devon energy corporation

incentive savings plan

The Devon Energy Corporation Incentive Savings Plan (the "Plan") is amended, effective January 1, 2019, as follows:

1.Paragraph (7) of Section 4.01(a) of the Plan ("Elections"), which begins "If a Participant makes a hardship withdrawal . . . .", is deleted in its entirety and all subsequent sections and cross-references are adjusted accordingly.

2.Section 8.04(b) of the Plan ("Hardship Withdrawals") is amended in its entirety to read as follows:

"(b)Hardship Withdrawals.  Each Participant who has exhausted all of his withdrawal rights under subsection (a) hereof, and any in-service withdrawal rights set forth in an Appendix hereto, shall have the right to make a withdrawal from (i) his Salary Deferral Account, (ii) his Roth 401(k) Account, (iii) his Roth In-Plan Conversion Account (to the extent such amounts are attributable to a Roth in-plan conversion of amounts from his Salary Deferral Account), and (iv) effective on and after January 1, 2019, the earnings in such Accounts described in clauses (i)–(iii) hereof.  If the Committee determines that a requested withdrawal is on account of an immediate and heavy financial need of the Participant, and the withdrawal is necessary to satisfy such financial need, the Committee shall permit the Participant to withdraw all or a portion of the amounts eligible for hardship withdrawal; provided, however, that the aggregate amount of a Participant's withdrawals from each of his Salary Deferral Account, Roth 401(k) Account, and/or Roth In-Plan Conversion Account shall not exceed the Participant's undistributed Salary Deferrals or Roth 401(k) Contributions, and for periods on and after January 1, 2019, earnings on such contributions, in each of the Accounts. For Participants with amounts eligible for hardship withdrawal in multiple Accounts, withdrawals shall be taken from such Accounts on a pro rata basis.

(1)A withdrawal on or after January 1, 2019 shall be deemed to be on account of an immediate and heavy financial need of a Participant when the withdrawal is on account of:

(A)expenses incurred or necessary for medical care of the Participant, the Participant's Spouse, any dependents, or a designated primary Beneficiary, of the Participant that would be deductible under Code section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(B)the purchase (excluding mortgage payments) of a principal residence for the Participant;

(C)the payment of tuition, related educational fees and room and board for up to the next 12 months of post-secondary education for the Participant, his Spouse, children, dependents (as defined in Code section 152 without regard to Code sections 152(b)(1), (b)(2) and (d)(1)(B)), or a designated primary Beneficiary;

(D)expenses for the repair of damage to the Participant's principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income and, effective January 1, 2018, without regard to Code section 165(h)(5));

(E)the need to prevent the eviction of the Participant from, or foreclosure on the mortgage of, the Participant's principal residence;

(F)payments for burial or funeral expenses for the Participant's deceased parent, Spouse, child, dependent (as defined in Code section 152 and without regard to Code section 152(d)(1)(B)), or a designated primary Beneficiary;

(G)federal, state or local income taxes or penalties reasonably anticipated to result from the distribution;

(H)expenses and losses (including loss of income) on account of a disaster declared by the Federal Emergency Management Agency ("FEMA") under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Public Law 100–707, provided that the Participant's principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance; or

(I)such other circumstances as may be prescribed by the Secretary of the Treasury or his delegate.

The term "designated primary Beneficiary" for purposes of this subsection (1) means a primary Beneficiary under the Plan who has an unconditional right, upon the death of the Participant, to all or a portion of the Participant's Account under the Plan.

(2)A withdrawal on or after January 1, 2019 shall be necessary to satisfy the financial need of a Participant if:

(A)the amount of the withdrawal does not exceed the amount of the Participant's immediate and heavy financial need, including, at the election of the Participant, any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution and a Participant making such application represents in writing to the Committee (and the Committee does not have actual knowledge to the contrary) that such need cannot be relieved:

(i)through reimbursement or compensation by insurance or otherwise;

(ii)by reasonable liquidation of the Participant's assets, including those assets of his Spouse and minor children that are reasonably available to him, to the extent such liquidation would not itself cause an immediate and heavy financial need; or

(iii)by other currently available distributions from the Plan or any other plan maintained by the Employer or by any other employer, in an amount sufficient to satisfy the need.

(3)If the Participant does not represent in writing to the Committee that he has an immediate and heavy financial need, a withdrawal on or after January 1. 2019 shall be deemed necessary to satisfy the financial need of a Participant if:

(A)the amount of the withdrawal does not exceed the amount of the Participant's immediate and heavy financial need, including, at the election of the Participant, any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution; and

(B)the Participant has obtained all currently available distributions (including, if currently available pursuant to Section 6.09(e), by electing to receive dividend distributions in cash, but other than hardship distributions) under the Plan, if applicable, and all other qualified retirement plans maintained by the Employer and all Affiliated Companies (unless the Participant certifies that the amount that may be obtained through all such currently available distributions shall not be sufficient to satisfy the financial need).

(4)With respect to a hardship withdrawal that is made on or after January 1, 2020, the Participant must represent (in writing or electronically in accordance with rules and procedures established by the Committee) that he has insufficient cash or other liquid assets to satisfy the need.  The Committee may rely on the Participant's representation unless the Committee has actual knowledge to the contrary.

(5)Notwithstanding anything in the Plan to the contrary, in the case of a Participant who received a hardship withdrawal before January 1, 2019, any suspension of such Participant's ability to make Salary Deferrals and/or Roth 401(k) Contributions or any other employee contributions due to the receipt of such hardship withdrawal will be cancelled, and the Participant will again be eligible to make such Salary Deferrals and/or Roth 401(k) or other employee contributions on and after January 1, 2019 to the extent permitted by law."

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In witness whereof, Devon Energy Corporation (acting through its authorized delegate) has caused this Amendment 2018-1 to the Devon Energy Corporation Incentive Savings Plan to be executed this 14th day of December, 2018.

DEVON ENERGY CORPORATION

By:	/s/ Tana K. Cashion
Name:	Tana K. Cashion
Title:	Senior Vice President, Human Resources

[Signature Page to Amendment 2018-1 to the Devon Energy Corporation Incentive Savings Plan]